ATTORNEYS GENERAL SETTLEMENT AGREEMENT

     This SETTLEMENT AGREEMENT is entered into this 15th day of March, 1996 by and among the State of West Virginia, State of Florida, State of Mississippi, Commonwealth of Massachusetts, and State of Louisiana (collectively, "Plaintiffs") and Brooke Group Ltd., a Delaware corporation ("Brooke Group"), Liggett & Myers, Inc., a Delaware corporation ("Myers"), and Liggett Group, Inc., a Delaware corporation (which, with Myers, is hereinafter referred to as "Liggett").

                                R E C I T A L S

     WHEREAS,

     A. On or about May 23, 1994, the State of Mississippi, by and through its Attorney General, Mike Moore, brought an action entitled Moore v. The American Tobacco Co., et al., CN 94-1429, Chancery Court of Jackson County, Mississippi, against, among others, the American Tobacco Company, Inc., R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Philip Morris, Inc., Liggett & Myers, Inc., Lorillard Tobacco Company, Inc., and United States Tobacco Company and their various parent and related companies ("Defendants"), asserting claims for, among other things, expenses allegedly arising from tobacco-related matters and injunctive relief concerning sales of cigarettes to minors (the "Mississippi Action").

     B. On or about September __, 1994, the State of West Virginia, by and through its Attorney General Darrell V. McGraw, Jr., brought an action entitled McGraw v. The American Tobacco Co., et al., 94-C-1707, Circuit Court of Kanawha County, West

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 Virginia, against, among others, the Defendants asserting similar claims
(the "West Virginia Action").

     C. On or about February 21, 1995, the State of Florida, by and through its Attorney General Robert Butterworth, brought an action entitled The State of Florida, Lawton M. Chiles, Jr., Individually and as Governor of the State of Florida, Department of Business and Professional Regulation, and the Agency for Health Care Administration v. The American Tobacco Co., et al., CN 95-1466, Fifteenth Judicial Circuit, Palm Beach County, Florida, against, among others, the Defendants asserting similar claims (the "Florida Action").

     D. On or about December 19, 1995, the Commonwealth of Massachusetts, by and through its Attorney General Scott Harshbarger, brought an action entitled Commonwealth of Massachusetts v. Philip Morris Inc., et al., Civil No. 95-7378, Massachusetts Superior Court, against, among others, the Defendants asserting similar claims (the "Massachusetts Action").

     E. On or about March 13, 1995, the State of Louisiana, by and through its Attorney General Richard P. Ieyoub, brought an action entitled Richard P. Ieyoub, Attorney General ex rel, State of Louisiana v. The American Tobacco Company, et al., Civil No. 96-1209, 14th Judicial District Court, Parish of Calcasieu, State of Louisiana, against, among others, the Defendants asserting similar claims (the "Louisiana Action").

     F. Other States are reportedly planning to bring or are considering bringing actions similar to the above-mentioned actions.

     G. On or about March 12, 1996, Brooke Group, Liggett and the plaintiffs in an action entitled Dianne Castano, et al. v. The American Tobacco Company, Inc., Civil No. 94-1044, United States District Court for the Eastern District of Louisiana ("Castano"), entered into a national class settlement, subject to, among other things, court approval, with respect to a putative class of allegedly nicotine-dependent smokers and their families.

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     H. Brooke Group and Liggett have denied, and continue to deny, each and all of the claims and contentions alleged by the plaintiffs in each and all of the above-mentioned actions, and have denied, and continue to deny, any wrongdoing or any legal liability of any kind.

     I. Plaintiffs and Brooke Group and Liggett recognize and support the public interest in preventing smoking by, or promotion of smoking to, children and adolescents.

     J. The Food and Drug Administration ("FDA") has proposed certain new regulations purportedly concerning the sale and distribution of nicotine-containing cigarettes and smokeless tobacco products to children and adolescents.

     K. Brooke Group and Liggett recognize and acknowledge that defending the continued prosecution of the Attorney General Actions against them through trial and appeals would require considerable resources and expense and would entail uncertainty and risk. Brooke Group and Liggett have determined that the settlement, in accordance with this Agreement, of the claims in the Attorney General Actions against them will be beneficial to Brooke Group and Liggett.

     L. The Settling States and the Attorneys General recognize and acknowledge that the continued prosecution of the Attorney General Actions against Brooke Group and Liggett through trial and appeals would require considerable time and expense and would entail uncertainty, risk and delay. The Settling States and the Attorneys General have determined that the settlement, in accordance with this Agreement, of the claims in the Attorney General Actions against Brooke Group and Liggett will be beneficial to their respective States.

     NOW, THEREFORE, in consideration of the foregoing and of the promises and covenants set forth in this Agreement, the undersigned Attorneys General, on their own behalf and on behalf of their respective States, and Brooke Group and Liggett hereby stipulate

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and agree that the Attorney General Actions shall be settled as against
Brooke Group, Liggett, and upon such Future Affiliate becoming bound by this Agreement, a Future Affiliate (as defined hereinbelow) of Liggett or Brooke Group and that all claims asserted in the Attorney General Actions against Brooke Group, Liggett and such Future Affiliate shall be dismissed, all on the terms contained herein, as follows:

1. Definitions

     As used in and solely for the purpose of this Agreement, the following terms shall have the following respective meanings:

     "Affiliate" means a Present Affiliate or a Future Affiliate.

     "Agreement" means this Settlement Agreement.

     "Attorney General Actions" means the Mississippi Action, the West Virginia Action, the Florida Action, the Massachusetts Action, and the Louisiana Action or any similar action commenced by or on behalf of the other States against the Defendants.

     "Attorney General Settlement Fund" means the fund established as provided in Section 5 of this Agreement.

     "Attorney General Settlement Fund Board" or "Attorney General Board" and "Attorney General Board Document" mean, respectively, the entity to be established as provided in Section 5 of this Agreement and the document or documents that the Attorneys General of the Settling States shall enter into by which the Attorneys General of the Settling States, or their respective designees shall administer, among other things, the Attorney General Settlement Fund provided for under the terms of this Agreement.

     "Brooke Group" means Brooke Group, Ltd. and its Present Affiliates other than Liggett.

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     "Castano Settlement Agreement" means the settlement entered into as of
March 12, 1996 by the plaintiffs in Castano and Brooke Group and Liggett.

     "Defendants" means the American Tobacco Company, Inc., R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Philip Morris, Inc., Liggett & Myers, Inc., Lorillard Tobacco Company, Inc., and United States Tobacco Company and their various parent and related companies.

     "Domestic Tobacco Operations" means the manufacture and/or sale of cigarettes in the United States and its possessions.

     "Future Affiliate" means any one entity, other than an entity with a Market Share greater than 30% as of the date of this Agreement, which is a defendant in the Attorney General Actions and which, with the prior written approval of Brooke Group, subsequent to the date, and during the term, of this Agreement but prior to the fifth anniversary (subject to the $5 million payment required by Section 5.10) of the date of this Settlement Agreement: (i) directly or indirectly acquires or is acquired by Liggett or Brooke Group; (ii) which directly or indirectly acquires all or substantially all of the stock or assets of Liggett or Brooke Group; (iii) all or substantially all of whose stock or assets are directly or indirectly acquired by Brooke Group or Liggett; or (iv) directly or indirectly merges with Brooke Group or Liggett or otherwise combines on any basis with Liggett or Brooke Group.

     "Inflation" means the percentage by which the national Consumer Price Index for all urban consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor increases or decreases for the relevant period. The beginning index figure shall be the consumer price index for March 1996.

     "Initial Settling States" means the States of Mississippi, West Virginia, Florida, the Commonwealth of Massachusetts, Louisiana, and the respective Attorneys General thereof.

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     "Liggett" means Liggett Group, Inc. and Liggett & Myers, Inc.

     "Market Share" means, with respect to a Defendant and a specified year, the domestic market share in that year of all of such Defendant's tobacco products, as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a comparable successor report.

     "Medicaid Population" means, with respect to a Settling State and a specified date, the Medicaid population of such Settling State as reported by the most recent United States Census.

     "Non-settling Defendant" means each of the American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., and United States Tobacco Co., unless and until it becomes a Settling Defendant, as hereinafter defined.

     "Parties" means the Plaintiffs, Brooke Group, Liggett and any other Settling Defendant, as hereinafter defined, if, as and when such Settling Defendant becomes bound by this Agreement.

     "Present Affiliate" means, with respect to a specified corporation or entity, another corporation, partnership or other entity which as of the date of this Agreement, directly or indirectly, controls, is controlled by, or is under common control with, such specified corporation.

     "Present Value" means, with respect to a specified amount or amounts, the present value of such amount or amounts as calculated using a discount rate equal to the yield on 10-year Treasury Notes as reported in the Wall Street Journal at the time of such calculation.

     "Pretax Income," with respect to a specified Settling Defendant other than Liggett for a specified year, means the operating income (or equivalent designation) from Domestic

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Tobacco Operations of the Settling Defendant and its affiliates, on a consolidated basis, as determined in accordance with generally accepted accounting principles ("GAAP") for the Settling Defendant's most recent fiscal year, as reported in filings to the United States Securities and Exchange Commission or, if there is no such filing, as reported by the Settling Defendant's independent outside auditors. For purposes of the consolidation intended hereby, interest expenses on parent company debt and parent company corporate and other expenses, less amortization of parent company acquisition goodwill, shall be allocated pro rata to all operating units according to operating income. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

     "Pretax Income," with respect to Liggett, means for a specified year, the "Income before Income Taxes" as determined in accordance with generally accepted accounting principles ("GAAP") of Liggett for its most recent fiscal year, as reported in filings to the United States Securities and Exchange Commission or, if there is no such filing, as reported by Liggett's independent outside auditors. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

     "Proposed Rule" means the regulations proposed by the FDA concerning the sale and distribution of cigarettes and other products, dated August 9, 1995, published at 21 C.F.R. Parts 801, 803, 804, and 897, and bearing document number 95N-0253.

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     "Settling Defendants" means Brooke Group, Liggett and, if, as, and when it joins in this Agreement, one Future Affiliate; provided that in the event of any corporate restructuring, reorganization or spinoff involving any Settling Defendant, only the entity or entities which, affect such reorganization or spinoff, retain the Domestic Tobacco Operations of such Settling Defendant shall thereafter be treated as the Settling Defendant for purposes of the payment obligations of Section 6 of this Agreement.

     "Settling Defendants' Counsel" means the law firm of Kasowitz, Benson, Torres & Friedman L.L.P.

     "Settling States" means the Initial Settling States and Subsequent Settling States, if any.

     "Smoking Claims Expense" means, with respect to a specified year, the aggregate amount of the out-of-pocket expenses paid during that year by a Settling Defendant for the payment of legal fees and costs, including attorney's fees, and any settlements (other than payments made pursuant to the Castano settlement) or judgments, in connection with litigation arising from smoking-related claims other than the Attorney General Actions (or other civil cases pending on January 1, 1996).

     "Subsequent Settling States" means States other than the Initial Settling States which commence an Attorney General Action and which become bound by this Agreement pursuant to Section 3.1 hereof prior to six months from the date of this Agreement (unless such six-month period is extended or reopened at the option of the Settling Defendants).

2. Settlement Purposes Only.

     2.1. This Agreement is for settlement purposes only, and neither the fact of, or any provision contained in, this Agreement nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence as, any admission of the validity of any claim, any

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argument or any fact alleged or which could have been alleged by Plaintiffs as to their standing or as to any jurisdictional, constitutional or any other legal or factual issue in any Attorney General Action or alleged or which could have been alleged in any other action or proceeding of any kind or of any wrongdoing, fault, violation of law, or liability of any kind on the part of any of the Settling Defendants or any admission by any of them of any claim or allegation made or which could have been made in any Attorney General Action or in any other action or proceeding of any kind, or as an admission by any of the Plaintiffs of the validity of any fact or defense asserted against them in any Attorney General Action or in any other action or proceeding of any kind.

     2.2. Nothing contained in this Agreement shall constitute or be construed as any admission of the validity of the FDA's assertion of jurisdiction over cigarettes or any other product.

3. Parties.

     3.1. This Agreement shall be binding, in accordance with the terms hereof, upon Brooke Group, Liggett and the Future Affiliate and the Initial Settling States and each Subsequent Settling State upon its execution of a copy of this Agreement; provided that the payment obligations of this Agreement shall be binding only upon the Affiliates of such Settling Defendants which are engaged in the Domestic Tobacco Operations.

     3.2. The Settling States shall not seek to enjoin a spinoff or like disposition of the stock of Nabisco Holdings Inc. by RJR Nabisco Holdings Corp. in the event that a slate of nominees proposed by Brooke Group for election to the RJR Nabisco Holdings Corp. Board of Directors is elected.

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4. Advertising Limitations.

     4.1. Each Settling Defendant, promptly after the later of the Settlement Date and the date said Settling Defendant becomes bound by this Agreement, shall
(i) withdraw its objections and opposition to the Proposed Rule and to the assertion of jurisdiction by the FDA for the sole purpose of promulgating the Proposed Rule with respect to all Defendants; (ii) file pleadings or other documents necessary to effectuate such withdrawal; and (iii) withdraw as a party from litigation against state officials in the Settling States related to the tobacco litigation. By withdrawing said opposition and objections, Settling Defendants do not and shall not be deemed to consent to or acknowledge such jurisdiction and do not and shall not be deemed to waive or abandon said opposition and objections in the event this Agreement is terminated. Each Settling Defendant, notwithstanding the foregoing, may object to or oppose the Proposed Rule to the extent that compliance is impractical or excessively expensive. If, prior to the Proposed Rule taking final nonappealable effect as to the tobacco industry generally, the FDA asserts that it has acquired or can or should acquire jurisdiction to promulgate or enforce the Proposed Rule as to a Settling Defendant by virtue of its entry into or compliance with this Agreement, then, in such event, this Section 4 and its subparts shall be null and void ab initio in their entirety.

     4.2. Each Settling Defendant shall follow and abide by the provisions of the Proposed Rule, insofar as they pertain solely to such Settling Defendant's Domestic Tobacco Operations, as set forth in, and modified by, paragraphs 4.2.1 to 4.2.9 hereof until a final determination is reached respecting the Proposed Rule, at which time the Settling Defendants will be bound by the Rule only insofar as, and to the extent that the Rule becomes an enforceable obligation binding upon all of the Settling Defendants and Non-Settling Defendants.

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          4.2.1. Proposed Rule ss. 897.16(a), but only to the extent that such section applies to a trade or brand name of a non-tobacco product which is in use in the United States and has a demonstrated or likely appeal to minors; provided that in any dispute hereunder, the Settling Defendant shall have the burden to show compliance with this Subsection in binding arbitration.

          4.2.2. Proposed Rule ss. 897.16 (b), as proposed.

          4.2.3. Proposed Rule ss. 897.16 (d), except to the extent free samples are distributed under circumstances where no minors are present or likely to be present,

          4.2.4. Proposed Rule ss. 897.30 (a), as proposed.

          4.2.5. Proposed Rule ss. 897.30 (b), but only to the extent that such section applies to billboards within 1,000 feet of a clearly marked and state-licensed elementary or secondary school or a clearly marked, outdoor, municipal or other government-operated public playground for children.

          4.2.6. Proposed Rule ss. 897.32(a), except that the requirements of such section will be applicable only to a publication whose regular readers aged less than eighteen years constitute 15% or more of the publication's total regular readership; provided that for those publications in which the Settling Defendants currently advertise which exceed the 15% rotation, Settling Defendants will, through incremental reduction, meet the requirements of this rule within a period of five (5) years.

          4.2.7. Proposed Rule ss. 897.34(a), to the extent such section applies to clothing or outerwear or to any items or services, other than clothing or outerwear, which have not prior to the date of this Agreement been marketed, licensed, distributed or sold, and which are more likely to appeal to minors than to adults; provided that such section does not apply to

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

     any clothing, outerwear, items or services customarily marketed, licensed, distributed or sold at the site and at the time of events permissible under Section 4.2.9 of this Agreement.

          4.2.8. Proposed Rule ss. 897.34(b), to the extent that gifts or items distributable or redeemable pursuant to this rule are more likely to appeal to minors than to adults.

          4.2.9. Proposed Rule ss. 897.34(c), except that such section will be applicable only to an athletic, musical, artistic or other social or cultural event whose past patrons or attendees aged less than eighteen years constitute 15% or more of the event's total past patronage or attendance; provided that this section does not apply to any events that Settling Defendants have sponsored, conducted, engaged or participated in within the last ten years.

     4.3. Notwithstanding anything to the contrary in the Proposed Rule or in this Agreement, each such Settling Defendant will commence compliance with
Section 4.2 of this Agreement, according priority as to compliance to the Initial Settling States and then to Subsequently Settling States as soon as reasonably practicable; provided that such Settling Defendant may limit its compliance to the extent, if any, necessary to ensure that the net annual out-of-pocket cost to the Settling Defendant of such compliance not exceed $1 million; and provided further that such Settling Defendant shall not be obligated pursuant hereto to breach pre-existing legal obligations, if any, it may have with respect to the matters covered by Section 4.2 (and shall use its reasonable best efforts to minimize the degree to which any such obligations would impede its full compliance therewith). For purposes of this paragraph, the phrase "net annual out-of-pocket costs" means the excess of (a) the additional out-of-pocket expenditures incurred during a particular year by a particular Settling Defendant in complying with the matters specified in Section 4.2, over
(b) savings, if any, in out-of-pocket expenditures realized during such year by such Settlement Defendant directly from the implementation of the matters covered by Section 4.2.

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     4.4. If, when and to the extent that the Proposed Rule, in whole or in part, becomes an enforceable legal obligation binding upon all of the Defendants, each Settling Defendant will comply therewith.

     4.5. As promptly as reasonably practicable after becoming bound by this Agreement, each Settling Defendant shall eliminate cartoon characters, such as "Joe Camel," from all of its advertising and promotional materials and activities with respect to tobacco products.

     4.6. Each Settling Defendant other than Brooke Group and Liggett shall contribute to a fund to be administered by the Attorneys General of the Settling States, the amount of $250,000 per year, per Initial Settling State, for a period of three years from the date such Settling Defendant becomes bound by this Agreement for the purposes of monitoring the point-of-sale advertising amounts, types, locations, and proximity to schools, in the Initial Settling States.

5. Attorney General Settlement Fund.

     5.1. All amounts due and owing by Settling Defendants under this Agreement shall be paid when due into the Attorney General Settlement Fund to be administered, allocated and distributed by the Attorney General Board to Settling States in accordance with this Agreement and the Attorney General Board Document; it being understood that payments shall be first applied by each Settling State to compensate state health care programs bearing the greatest percentage of state taxpayer contribution.

     5.2. Settling Defendants shall have no interest in or responsibility for allocations or distributions from the Attorney General Settlement Fund and do not guarantee any earnings or insure against any losses from any portion of the Attorney General Settlement Fund assets that may be maintained or administered as provided in Section 5.1 above.

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     5.3. Liggett shall pay into the Attorney General Settlement Fund (a) for the benefit of the Initial Settling States, an initial amount equal to five million dollars ($5,000,000), of which one million dollars ($1,000,000) shall be payable within five business days of the date of this Agreement and the remaining four million dollars ($4,000,000) shall be paid in equal annual installments, indexed and adjusted for Inflation, over the following nine years during the term of this Agreement (except that any then remaining unpaid amount under this Section 5.3(a) shall be due and payable within sixty (60) days of the date (i) a Future Affiliate becomes bound by this Agreement or (ii) Liggett defaults on any of its payment obligations under this Agreement) and (b) in each year beginning in the second year during the term of this Agreement (i) for the benefit of the Initial Settling States, an annual amount equal to 2.5% of Liggett's Pretax Income and (ii) for the benefit of each Subsequent Settling State, if any, an annual amount equal to the product of (A) the ratio that the Medicaid Population of such Subsequent Settling State then bears to a total Medicaid Population of ten million (10,000,000) reduced by the Medicaid Population of the Initial Settling States and (B) 5% of Liggett's Pretax Income; provided, however, that in no event shall the aggregate amount to be paid under clause (b)(ii) of this Section 5.3 ever exceed 5% of Liggett's Pretax Income. The Attorney General Board shall make all decisions regarding payments to the Settling States hereunder.

     5.4. The Future Affiliate shall, within sixty (60) days of the date such Settling Defendant becomes bound by this Agreement, (a) pay into the Attorney General Settlement Fund, for the benefit of the Initial Settling States, an aggregate amount equal to one hundred thirty-five million dollars ($135,000,000), and (b) make available an amount up to twenty-five million dollars ($25,000,000) to be paid at the direction of the Attorneys General Board to Subsequent Settling States in connection with their joining this Agreement.

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     5.5. The Future Affiliate shall, commencing one year after the date such
Settling Defendant becomes bound by this Agreement and on each anniversary of such date during the term of this Agreement, pay into the Attorney General Settlement Fund (a) for the benefit of the Initial Settling States, an amount equal to 2.5% of such Settling Defendant's Pretax Income, provided that the amounts payable under this Section 5.5(a) shall not be less than thirty million dollars ($30,000,000) per year (except as otherwise provided herein), indexed and adjusted for Inflation, and (b) for the benefit of each Subsequent Settling State, if any, an annual amount equal to the product of (i) the ratio that the Medicaid Population of such Subsequent Settling State then bears to a total Medicaid Population of ten million (10,000,000) reduced by the Medicaid Population of the Initial Settling States and (ii) 5% of the Settling Defendant's Pretax Income; provided, however, that in no event shall the aggregate amount to be paid under clause (b)(ii) of this Section 5.5 ever exceed 5% of Liggett's Pretax Income in the aggregate.

     5.6. With respect to each Settling State, in the event of the entry of any final non-appealable monetary judgment in such Settling State's Attorney General Action (other than by way of settlement) against any one or more of the Non-Settling Defendants, then each Settling Defendant shall have the right to reduce the payments it is obligated to make pursuant to this Agreement to the extent necessary to make (i) the then Present Value of all amounts theretofore paid and thereafter payable to that Settling State pursuant to this Agreement by any Settling Defendant per percentage point of the then Market Share of such Settling Defendant no more than seventy-five percent (75%) of (ii) the then Present Value of the dollar amount of such judgment per percentage point of the then Market Share of each such Non-Settling Defendant; provided that such Settling Defendant give written notice of such reduction and the method of calculating such reduction to the Settling State's Attorney

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

General as soon as practicable after the entry of judgment; and provided further that to the extent any such reduction would reduce the Settling Defendant's annual payment to less than $30 million, indexed and increased for Inflation such Settling Defendant shall have the right to reduce payments it is obligated to make under this Agreement only to the extent necessary to make the quotients in Sections 5.6(i) and (ii) equal.

     For purposes of this Section 5.6, computations based on future payments due any of the Initial Settling States shall be based on the minimum payments in Sections 5.3 and 5.5, indexed and increased for inflation at 5% per annum (computations based on future payments due any Subsequent Settling States shall assume, solely for this purpose, that each such state would be entitled to a payment proportionate to the total minimum payments due the Initial States (as so indexed and increased above), adjusted solely for relative size of Medicaid Population.

     5.7. Each Settling Defendant shall, during the term of this Agreement, have the right to a credit against amounts due in each year pursuant to this Agreement in an amount equal to fifty percent (50%) of the difference between
(a) such Settling Defendant's Smoking Claims Expense in the prior year and (b) such Settling Defendant's Smoking Claims Expense for the twelve months prior to the date of this Agreement; provided that the amount of such credit shall not be greater than ten percent of the amounts that would otherwise be due from such Settling Defendant in such year; provided further that each Settling Defendant shall have the right to terminate this Agreement with respect to that Settling Defendant in the event that the amount of such difference is greater than twenty-five percent (25%) of the amount so due from such Settling Defendant in such year; and provided further that such credit shall not apply to the extent that it would render the amounts payable under Section 5.5 less than thirty million dollars ($30,000,000) per year.

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     5.8. With respect to each Settling Defendant, in each year beginning with the second year such Settling Defendant becomes bound by this Agreement, the annual payment amount due under Sections 5.3 and 5.5 of this Agreement from such Settling Defendant shall be decreased in proportion to any decrease and (only if there shall have been a prior such decrease) increased in proportion to any increase, in such Settling Defendant's Market Share from the prior year; provided, however, that (a) such annual payment amount shall not be so decreased to the extent, if any, that such annual payment amount in such year is decreased as a result of a decrease in such Settling Defendant's Pretax Income and (b) such annual payment amount shall never be increased such that the aggregate amount of any such increases exceeds the aggregate amount of any such decreases (and in no event more than the maximum amount set forth in Sections 5.3, 5.4 and 5.5 hereof).

     5.9. Insofar as the Castano Settlement Agreement is terminated (and no settlement contemplated by Section 11.2 thereof is entered into in any putative class action subsequent to Castano), the Castano CTCIR research fund contemplated by Section 6.4(b) of the Castano Settlement Agreement shall be administered by the Attorney General Board. At the time a Future Affiliate or other entity becomes bound by this Agreement and the Castano Settlement Agreement to the extent the CTCIR Research Fund is not funded under the Castano Settlement Agreement, that $10 million shall be paid into the Attorney General Settlement Fund and used for the same or similar purposes set forth in the Castano Settlement Agreement. If at any time under the terms of the Castano Settlement Agreement the funds with regard to the CTCIR Research Fund are due and payable, all future funds shall be paid under the Castano Settlement Agreement. But if a lapse in the obligation occurs under Castano, the funds shall be paid under this Agreement.

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     5.10. If the Brooke Group or Liggett fails to consummate a merger or other transaction with a Non-Settling Defendant which results in the creation or acquisition of a Future Affiliate within three years of the date of the execution of this Agreement, Liggett shall pay into the Attorney General Settlement Fund $5 million for distribution to each of the Initial Settling States on an equal share basis.

     5.11. No Non-Settling Defendant may become a Future Affiliate if after the date of this Agreement that Non-Settling Defendant has by spin off, sale or other transaction substantially changed its Domestic Tobacco Operations so as to result in a material reduction in Market Share caused by such voluntary corporate action. No Settling Defendant shall sell, dispose or transfer any of its cigarette brands or business without first causing the acquiror, on behalf of itself and its successors, to be bound by all of the obligations of a Settling Defendant hereunder as to such transferred brand or business.

6. Release.

     6.1. Upon the effective date of this Agreement, or, in the case of a Future Affiliate, the date such Future Affiliate becomes bound by this Agreement, for good and sufficient consideration as described herein, each such Settling State and each Attorney General thereof shall for the duration or term of this Agreement (whichever is shorter) be deemed to and hereby does release, dismiss and discharge each and every civil claim, right, and cause of action (including, without limitation, all claims for damages, restitution, medical monitoring, or any other legal or equitable relief) known or unknown, asserted or unasserted, which they had, now have or may hereafter have against each such Settling Defendant (including its past and present parents, subsidiaries, affiliates, employees, directors and shareholders, but only in such capacities, vis-a-vis, each such Settling Defendant, and downstream distribution entities of Liggett or other Settling Defendant to the extent of their distribution on behalf of Liggett or other Settling Defendant, but not including any individual Non-Settling Defendants or other defendants in the Attorney General Actions to the extent they would otherwise be part of the foregoing), (i) which was asserted in that State's Attorney General Action, and/or (ii) which was not asserted in said Action but which is smoking-related or otherwise arises out of, or concerns, the acts, facts, transactions, occurrences, representations, or omissions set forth, alleged, referred to or otherwise embraced in the complaint of that Settling State's Attorney General Action.

     Upon the later of the date of each Settling Defendant becoming bound by this Agreement and the date of each Settling State becoming bound by this Agreement, for good and sufficient consideration as described herein, each such Settling Defendant shall for the duration or term of this Agreement (whichever is shorter) be deemed to and hereby does release, dismiss and discharge each and every claim, right, and cause of action (including, without limitation, all claims for damages, restitution, fees, expenses, or any other legal or equitable relief), whether known or unknown, asserted or unasserted, which they had, now have or may hereafter have as of the effective date of this Agreement against each such Settling State, its public officials and employees in connection with, arising out of or related to the acts, facts, transactions, occurrences, representations, or omissions set forth, alleged or referred to or otherwise embraced in the complaints of the settling Attorney General Actions.

     Provided, however, as follows:

     1) If this Agreement expires upon completion of its full term, this release shall continue in full force and effect with respect to all released claims through and including the date of such expiration, but only as to such claims through and including such date; if this Agreement terminates for any reason prior to its full term, this release shall be of no further force and effect and Settling Defendants shall be entitled to a credit to the extent otherwise provided in this Agreement against all claims covered by the release for the full amount paid by such Settling Defendants hereunder.

     2) This release does not pertain or apply to any other existing or potential defendant in any present or future Attorney General Action, except the "Future Affiliate" which joins in and complies with the provisions of this Agreement, including but not limited to Sections 4 and 5.

     6.2. Nothing in this Agreement shall prejudice or in any way interfere with the rights of Settling States or Settling Defendants to pursue any or all of their rights and remedies against Non-Settling Defendants or other parties not released hereunder.

7. Exclusive Remedy; Dismissal of Action; Jurisdiction of Court.

     7.1. Except as otherwise provided in this Agreement, this Agreement shall be the sole and exclusive remedy for any and all claims of Settling States released hereby against the Settling Defendants, and upon the later of the date a Settling State becomes bound by this Agreement and the date a Settling Defendant becomes bound by this Agreement, each such Settling State shall be barred from initiating, asserting, or prosecuting any claims released hereby against each such Settling Defendant.

     7.2. On the later of the date each Settling State becomes bound by this Agreement and the date a Settling Defendant becomes bound by this Agreement, each such Settling State shall dismiss without prejudice its corresponding Attorney General Action as against such Settling Defendant.

     7.3. On the later of the date each Settling State becomes bound by this Agreement and the date a Settling Defendant becomes bound by this Agreement, each such Settling Defendant shall withdraw without prejudice from any action brought against any Settling State with respect to claims released hereby.

8. Term.

     8.1. Unless earlier terminated in accordance with the provisions of this Agreement, the duration of this Agreement shall be twenty-five (25) years from the date of this Agreement.

     8.2. Each Settling Defendant shall have the right to terminate this Agreement with respect to that Settling Defendant and with respect to the Settling State in which there is a full and final dismissal on the merits as to any of the Defendants in that Settling State's Attorney General Action; provided that in the event of any such termination, the payments due from such Settling Defendant pursuant to this Agreement shall be reduced by the amount payable to that Settling State; provided further that any and all payments made pursuant to this Agreement prior to any such termination by such Settling Defendant shall be retained by the Attorney General Settlement Fund. The Attorney General Board shall provide the Settling Defendant with the information necessary to determine the amount of such reduction.

     8.3. Each Settling Defendant shall have the right at any time during the term of this Agreement to terminate this Agreement with respect to such Settling Defendant in the event that, in its sole and exclusive discretion, it determines that too many states have filed Attorney General Actions and have not resolved such cases with respect to the Settling Defendant by becoming bound by this Agreement in accordance with the terms hereof; provided that such Settling Defendant give written notice of such termination to the Attorneys General of the Settling States and provided further that any and all payments due up to the date of such termination shall be paid and all payments made pursuant this Agreement prior to the giving of such notice by such Settling Defendant shall be retained by the Attorney General Settlement Fund.

     8.4. In the event of a termination of this Agreement with respect to any Settling State by any Settling Defendant, such Settling Defendant shall be entitled to offset any payments made to such Settling State prior thereto against any judgments thereafter obtained by such Settling State against such Settling Defendant in an Attorney General Action.

     8.5. If any Settling Defendant subsequently withdraws from this Agreement, or this Agreement, for whatever reason, is terminated other than by reason of the expiration of its term, then the applicable statute of limitations or any similar time requirement for a Settling State or a terminating Settling Defendant to file a claim that would otherwise be released hereunder against or by any Settling Defendant shall be tolled from the date such Settling State became bound by this Agreement until the later of the time permitted by applicable law or for one year from the date of such termination with the effect that the parties shall be in the same position as they were at the time the Settling State filed its original Attorney General Action with respect to the statute of limitations.

     8.6. Except as may be otherwise specifically provided in this Agreement, a termination by a Settling Defendant hereunder shall have the effect of rendering this Agreement as having no force or effect whatsoever, null and void ab initio, and not admissible as evidence for any purpose in any pending or future litigation in any jurisdiction.

9. Continuing Enforceability.

     Unless earlier terminated, as to the Settling States, this Agreement and each provision of or obligation arising from this Agreement shall continue and remain fully executory and enforceable if a Settling Defendant institutes or is subject to the institution against it of any proceeding or voluntary case under title 11, United States Code, or other proceeding seeking to adjudicate it insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property (each, a "Bankruptcy Proceedings"). The Settling States acknowledge and agree that Brooke Group has the right but not the obligation to cure and to perform any and all obligations of Liggett under this Agreement notwithstanding the occurrence and continuation of any Bankruptcy Proceeding with respect to Liggett; provided, however, that until such time as Liggett decides whether to reject or assume this Agreement, Brooke Group shall have the obligation to pay the annual installments as provided in Section 5.3(a) hereof and so long as the Brooke Group is paying all amounts due hereunder and no such payments are voidable, then the Settling States waive any and all rights they may have not to accept such cure or performance in any Bankruptcy Proceeding.

10. Entry of Good Faith Bar Order on Contribution and Indemnity Claims.

     10.1. The Parties shall request that the respective courts in the Attorney General Actions enter orders barring and prohibiting the commencement and prosecution of any claim or action by any Non-Settling Defendant against any Settling Defendant, including but not limited to any contribution, indemnity and/or subrogation claim seeking reimbursement for payments made or to be made to any Settling State for claims settled under this Agreement. Settling Defendants shall be entitled to dismissal with prejudice of any Non-Settling Defendants' claims against them which violate or are inconsistent with this bar, if granted.

     10.2. Upon entering into this Agreement, each Settling State shall seek to amend its pleadings, or take such other appropriate steps (including, but not limited to, moving to dismiss third-party claims asserted against a Settling Defendant), such that each Settling State is seeking only recovery of amounts from Non-Settling Defendants as to which said Non-Settling Defendants have no claim or right to contribution or indemnification from Settling

Defendants. The Settling States shall not seek to collect any amount on any judgment against a Non-Settling Defendant to the extent that such Non-Settling Defendant has a right of contribution or indemnification against any of the Settling Defendants. Brooke Group and Liggett represent and warrant to the Settling States that none of them are subject to any agreement or understanding, written or otherwise, with any Non-Settling Defendants or any other party that entitles any Non-Settling Defendant to indemnity or contribution from the Brooke Group or Liggett.

     10.3 Should a Settling State receive a final non-appealable monetary judgment against a Non-Settling Defendant which then results in the Non-Settling Defendant being legally entitled to require a Settling Defendant to make payment toward that judgment, the Settling States shall to seek Court approval to reduce the judgment by an amount sufficient to result in the Settling Defendant having no obligation toward the judgment.

     10.4. In the event that a Settling Defendant has entered into any contract or series of contracts, the effect of which is to render the Settling Defendant liable for all or any portion of a tobacco liability judgment entered against a Non-Settling Defendant, and to render a Non-Settling Defendant liable for all or any portion of a tobacco liability judgment entered against such Settling Defendant (a "Reciprocal Payment Arrangement"), the Settling Defendant shall endeavor to terminate such Reciprocal Payment Arrangement or have same judicially declared to be null and void. In the event that a Settling State obtains a judgment in its Attorney General Action against a Non-Settling Defendant (the "NSD Obligee") which, pursuant to a Reciprocal Payment Arrangement, would have to be paid in whole or in part by a Settling Defendant, such Settling Defendant shall permit the Settling State to enter judgment against it in the same or other Attorney General Action in an amount sufficient to require a Non-Settling Defendant (the "NSD Obligor") to pay, pursuant to a Reciprocal Payment

Obligation, a sum equal to the amount of the judgment against the NSD
Obligee which the NSD Obligee claims must be paid by such Settling Defendant, and such Settling State shall accept an assignment from the Settling Defendant of its right to payment by the NSD Obligor as full satisfaction of said judgment. The NSD Obligee and the NSD Obligor may, but need not, be the same entity.

     10.5. In the event that any potential Future Affiliate shall have entered into any contract the effect of which is to render the potential Future Affiliate liable for all or any portion of a tobacco liability judgment entered against another Non-Settling Defendant and which is not part of a Reciprocal Payment Arrangement (a "Unilateral Payment Obligation"), then at the time the potential Future Affiliate seeks to join this Agreement, it will advise the Settling States of the existence of any such contract, and the Settling States and the potential Future Affiliate shall thereupon cooperate in seeking a judicial determination that the Unilateral Payment Obligation is null and void and, until resolution of said request for judicial declaration, all payment obligations of the Settling Defendant under this Agreement will be suspended. In the event that such determination is judicially denied, or there is no resolution within a period of one year, the potential Future Affiliate may either terminate within thirty (30) days thereafter its election to join this Agreement, or if the potential Future Affiliate fails to so terminate, then it shall join in this Agreement and honor all of its obligations hereunder notwithstanding such Unilateral Payments Obligation.

11. Tax Status of Attorney General Settlement Fund.

     11.1 The Attorney General Settlement Fund created under this Agreement will be established and maintained as a Qualified Settlement Fund ("QSF") in accordance with Section 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any Settling Defendant shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue
Service ("IRS") regarding the tax status of the Attorney General Settlement Fund. The parties agree to negotiate in good faith any changes to the Agreement which may be necessary to obtain IRS approval of the Attorney General Settlement Fund as a QSF.

     11.2. The Attorney General Board is appointed to act as administrator of the Attorney General Settlement fund. As administrator, such board will undertake the following actions in accordance with the regulations under IRC section 468B: (a) the Board shall apply for the tax identification number required for the Attorney General Settlement Fund; (b) the Board shall file, or cause to be filed, all tax returns the Attorney General Settlement Fund is required to file under federal or state laws; (c) the Board shall pay from the Attorney General Settlement Fund all taxes that are imposed upon the Attorney General Settlement Fund by federal or state laws; and (d) the Board shall file, or cause to be filed, tax elections available to the Attorney General Settlement Fund, including a request for a prompt assessment under IRC section 6501(d) if and when the board deems it appropriate to do so.

     11.3. The Settling Defendants, as transferors of the Attorney General Settlement Fund, shall prepare and file the information statements concerning their settlement payments to the Attorney General Settlement Fund as required to be provided to the IRS pursuant to the regulations under IRC section 468B.

12. Effect of Default of Any Settling Defendant.

     In the event any Settling Defendant fails to make a payment due and owing under the terms of this Agreement, or is in default of this Agreement in any other respect, Plaintiffs' Counsel shall so notify the defaulting Settling Defendant, which shall then be given 60 calendar days to "cure" the default. If the defaulting Settling Defendant does not "cure" the default in the time provided in this Section 12, the Settling State may apply to the court for relief in addition to any other remedies it may have hereunder.

13. Representations and Warranties.

     13.1. Each Settling Defendant represents and warrants that (i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling Defendant of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Settling Defendant; (iii) the Agreement has been duly and validly executed and delivered by such Settling Defendant and constitutes its legal, valid and binding obligation; and (iv) this Agreement does not violate the charter or bylaws of such Settling Defendant or any agreement to which the Settling Defendant (other than the Future Affiliate) is a party.

     13.2. Each Settling State represents and warrants that pursuant to its statutory and/or common law authority (i) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling State of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary action on the part of such Settling State; and (iii) the Agreement has been duly executed and authorized by such Settling State and constitutes its legal, valid and binding obligation.

14. Arbitration.

     In the event that the Parties are unable to agree, after good faith efforts, as to the determination or calculation for any applicable year of Market Share or Pretax Income hereunder, such determination or calculation shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

15. Most Favored Nation.

     15.1. It is the intent of the parties hereto that the Settling Defendants enjoy a preferred position with respect to Non-Settling Defendants, in recognition of the Settling Defendants' willingness to enter into this Agreement. Accordingly, it is generally contemplated that settlements which involve all Settling States, and a Non-Settling Defendant (a "Group Other Settlement") or involving one Settling State and a Non-Settling Defendant (a "Single State Other Settlement") shall meet certain requirements in terms of the initial, periodic or lump sum payments to be made by the Non-Settling Defendant (each a "Benchmark Figure"). For purposes of this Section, a settlement involving a Non-Settling Defendant and some, but not all, Settling States shall be deemed a Single State Other Settlement, and the preferred position of the Settling Defendant shall be governed by subsections 15.1.4, 15.1.5 and 15.1.6 hereof, and determined on a state-by-state basis.

          15.1.1. In the case of a Group Other Settlement which includes an Initial Payment such as that provided for in Section 5.3 hereof, the Benchmark Figure shall be that figure which represents three times the Present Value of the Initial Payment made hereunder, adjusted for Market Share at the time of such payment. Thus, if at the time of the Initial Payment hereunder, the Future Affiliate had a market share of 20 percent, and made a payment the Present Value of which is $150 million, and the Settling States subsequently enter into a Group Other Settlement with a Non-Settling Defendant which has a market share of 10 percent, the Benchmark Figure for the Initial Payment shall be $225 million. To the extent that the Initial Payment actually provided for in such Group Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of the present value of the Initial Payment made hereunder, against all future payment obligations hereunder.

          15.1.2. In the case of (i) a Group Other Settlement which includes only a lump sum or periodic payments, and (ii) with respect to the periodic payments included in a Group Other Settlement which also includes an Initial Payment, if the percentage of Pretax Income payable by a Settling Defendant hereunder is between 2.0 and 5.0 percent, the Benchmark Figure shall be that amount which constitutes three times the Present Value of all amounts paid or payable by the Settling Defendant hereunder (excluding, if the Group Other Settlement contains an Initial Payment, the Initial Payment hereunder), assuming, in the case of future payments, no increase or decrease in Market Share but assuming Inflation in revenues, all adjusted for Market Share. Thus, if the Present Value of a Settling Defendant's payments made or to be made hereunder is $600 million and such Settling Defendant enjoys a Market Share of 20%, the Benchmark Figure for a Non-Settling Defendant which at the time of a Group Other Settlement enjoys a Market Share of 15% would be $1,350 million. Similarly, the Benchmark Figure for a Non-Settling Defendant which at the time of a Group Other Settlement enjoys a Market Share of 5% would be $450 million. To the extent that the Present Value of the lump sum or periodic payments to be made under a Group Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of any remaining payment obligations hereunder.

          15.1.3. In the case of a Group Other Settlement such as described in 15.1.2, if the percentage of Pretax Income payable by a Settling Defendant hereunder is in excess of 5.0 percent, the Benchmark Figure computed as in
     15.1.2 above, except that the multiplier shall be the quotient yielded by dividing the percentage of Pretax Income payable by the Settling Defendant plus 10 by the percentage of Pretax Income payable by the Settling Defendant.

     Thus, if the Settling Defendant is paying 6.0 percent Pretax Income, the multiplier is 6 + 10 divided by 6 = 2-2/3; if the Settling Defendant is paying 7.5 percent of Pretax Income, the multiplier is 7.5 + 10 divided by
     7.5 = 2-1/3.

          15.1.4. In the case of a Single State Other Payment which includes an Initial Payment such as that provided for in Section 5.3 hereof, the Benchmark Figure shall be that figure which represents three times the present value of the Initial Payment made hereunder to such Settling State, adjusted for Market Share at the time of such payment, computed in accordance with Section 15.1.1. To the extent that the Initial Payment actually provided for in such Single State Other Settlement is less than the Benchmark Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of the present value of the Initial Payment made to the Settling State hereunder, against all future payment obligations to the Settling State hereunder.

          15.1.5. In the case of a Single State Other Settlement which includes only a lump sum or periodic payments, and with respect to the periodic payments included in a Single State Other Settlement which also includes an Initial Payment, if the percentage of Pretax Income payable by a Settling Defendant to all Settling States hereunder is between 2.5 and 5.0 percent, the Benchmark Figure shall be that amount which constitutes three times the Present Value of all amounts paid or payable by the Settling Defendant to the Settling State hereunder (excluding, if the Single State Other Settlement contains an Initial Payment, the Initial Payment hereunder), assuming, in the case of future payments, no increase or decrease in Market Share but assuming Inflation in revenues, all adjusted for Market Share, computed as set forth in Section 15.1.2. To the extent that the Present Value of the lump sum or periodic payments to be made under a Single State Other Settlement is less than the Benchmark

     Figure, the Settling Defendant shall receive a credit in like amount, up to the amount of any remaining payment obligations to the Settling State hereunder.

          15.1.6. In the case of a Single State Other Settlement such as described in 15.1.5, if the percentage of Pretax Income payable by a Settling Defendant to all Settling States hereunder is in excess of 5.0 percent, the Benchmark Figure shall be computed as in 15.1.2 above, except that the multiplier shall be the quotient yielded by dividing the percentage of Pretax Income payable by the Settling Defendant to all Settling States plus 10 by the percentage of Pretax Income payable by the Settling Defendant to all Settling States.

          15.1.7. Solely for the purposes of Sections 15.1.5 and 15.1.6, the payments due to each of the Initial Settling States shall be deemed to be equivalent to 0.5% of the Settling Defendant's Pretax Income. In cases of determining Present Value of future payments, each Initial Settling State's share shall be one-fifth of the amount computed in accordance with the second paragraph of Section 5.6 hereof.

     15.2. Except as provided in Section 15.1 hereof, in the event that, subsequent to the date of this Agreement, any settlement of any Settling State's Attorney General Action is reached with any Non-Settling Defendant which is not a Party hereto and such settlement is on any terms more favorable to such Non-Settling Defendant than are the terms of this Agreement to a Settling Defendant, such Settling Defendant shall have the right to replace or modify any or all of the terms of this Agreement with, or add to this Agreement, any or all of such more favorable terms.

     15.3. In the event that, subsequent to the date of this Agreement, any of the Settling Defendants enters into a settlement agreement with any State other than a Settling State on terms relating to the then Present Value of amounts payable under such settlement agreement, compliance with the Proposed Rule or cooperation that are more favorable to the State than those contained herein (as adjusted for relative Medicaid Population), the Settling States shall have the right with respect to such Settling Defendant to replace or modify any or all of the terms of this Agreement with, or add to this Agreement, any or all such more favorable terms (adjusted for relative Medicaid Populations).

16. Miscellaneous.

     16.1. All terms of this Agreement and/or obligations created thereby shall be deemed to include a covenant of good faith and fair dealing on behalf of all parties.

     16.2. Brooke shall provide to the Settling States at the time of execution of this Agreement and at the time the Future Affiliate joins this Agreement, an opinion in form satisfactory to the Settling States from legal counsel for the Brooke Group (or Future Affiliate, as the case may be) as to the due execution of the Settlement Agreement by the Brooke Group and Liggett (or Future Affiliate, as the case may be) and its enforceability against the Brooke Group, Liggett (or Future Affiliate, as the case may be) and such other matters contemplated by Section 13.1 (other than the "agreements" referenced in clause
(iv)).

     16.3. In the event that a termination occurs pursuant to any sections of this Agreement, no Settling State shall be required to return any payment.

     16.4. This Agreement, including all Exhibits attached hereto, if any, shall constitute the entire Agreement among the Parties with regard to the subject of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, or amended except in writing signed by all Parties.

     16.5. With respect to each Settling State, this Agreement shall be construed under and governed by the laws of such State applied without regard to its laws applicable to choice of law.

     16.6. This Agreement may be executed by the Parties in one or more counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     16.7. This Agreement shall be binding upon and inure to the benefit of the Settling States, the Settling Defendants, and their representatives, heirs, successors, and assigns.

     16.8. Nothing in this Agreement shall be construed to subject any Settling Defendant's parent or affiliated company to the obligations or liabilities of that Settling Defendant except as otherwise provided herein.

     16.9. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

     16.10. Any notice, request, instruction, application for Court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Settling Defendants to the attention of each Settling Defendant's respective representative and to Plaintiffs' Counsel on behalf of the Settling States. As of the date of this Agreement, the respective representatives are as follows:

        Mike Moore, Attorney General of the State of Mississippi
        Office of the Attorney General
        Jackson, Mississippi

        Darrell V. McGraw, Jr., Attorney General of the State of West Virginia Office of the Attorney General
        Charleston, West Virginia

        Robert Butterworth, Attorney General of the State of Florida Office of the Attorney General
        The Capitol, Suite PL01
        Tallahassee, Florida 32399-0150

        Scott Harshbarger, Attorney General of the Commonwealth of Massachusetts Office of the Attorney General
        One Ashburton Place
        Boston, Massachusetts

        Richard P. Ieyoub, Attorney General of the State of Louisiana Office of the Attorney General
        Baton Rouge, Louisiana

        Marc Kasowitz, Settling Defendants Counsel
        Kasowitz, Benson, Torres & Friedman LLP
        875 3rd Avenue
        New York, New York  10022
        212 407-3800
        Fax 212 319-6756

        Bennett S. LeBow, for Settling Defendants
        Brooke Group Ltd.
        International Place
        100 SE 2nd Street
        Miami, Florida  33131

        Michael L. Hirschfeld, for Settling Defendants
        Milbank Tweed Hadley & McCloy
        One Chase Manhattan Plaza
        New York, New York  10005-1413

     The above designated representatives may be changed from time to time by any Party upon giving notice to all other Parties in conformance with this
Section 16.7.

     16.11. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.

     16.12. Brooke Group and Liggett shall:

     (1) cooperate with the Attorneys General in that they will take no steps to impede or frustrate the Attorneys General's investigations into, or prosecutions of, any of the Non-Settling Defendants, so as to secure the just, speedy and inexpensive determination of the Attorney General Actions against the Non-Settling Defendants;

     (2) cooperate in and facilitate reasonable non-party discovery from the Brooke Group or Liggett in connection with any pending Attorney General Action, provided that such information is not disclosed to any third parties except as required by law, including non-settling Attorneys General, without the written consent of the Brooke Group or Liggett, and provided that such cooperation shall not be deemed a waiver of applicable privileges;

     (3) review the issues relating to discovery propounded by the Attorneys General against Brooke Group or Liggett, confer with such Attorneys General and, if appropriate, take reasonable steps to facilitate judicial determinations of the privileged nature of any documents or other information within the possession, custody or control of Brooke Group or Liggett which have been sought in discovery by the Attorneys General;

     (4) insofar as Brooke Group or Liggett have or obtain any material information concerning any fraudulent or illegal conduct on the part of any parties, including Non-Settling Defendants or their agents, designed to frustrate or defeat the Attorney General Actions against the Non-Settling Defendants, or which have the effect of unlawfully suppressing evidence relevant to the Attorney General Actions, such information will be disclosed to the appropriate judicial, regulatory agencies, and such Attorneys General.

     IN WITNESS WHEREOF the parties have executed this Agreement under seal as of the day and date first written above.

STATE OF MISSISSIPPI                        STATE OF LOUISIANA

/s/  MIKE MOORE                             /s/  RICHARD P. IEYOUB
--------------------------                  -----------------------------------
Mike Moore, Attorney General                Richard P. Ieyoub, Attorney General



STATE OF WEST VIRGINIA                      BROOKE GROUP Ltd.

/s/  DARRELL V. MCGRAW, JR.                 By:  /s/  BENNETT S. LEBOW
--------------------------
Darrell V. McGraw, Jr.,
 Attorney General



STATE OF FLORIDA                            LIGGETT GROUP, INC.

/s/  ROBERT BUTTERWORTH                     By:  /s/  BENNETT S. LEBOW
--------------------------
Robert Butterworth,
 Attorney General



COMMONWEALTH OF                             LIGGETT & MYERS, INC.
MASSACHUSETTS

/s/  SCOTT HARSHBARGER                      By:  /s/  BENNETT S. LEBOW
--------------------------
Scott Harshbarger,
 Attorney General
                                      -36-